UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 23, 2016

REAL GOODS SOLAR, INC.

(Exact Name of Registrant as Specified in its Charter)

Colorado	001-34044	26-1851813
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

833 W. South Boulder Road, Louisville, CO 80027-2452

(Address of Principal Executive Offices, Including Zip Code)

Registrant’s telephone number, including area code: (303) 222-8300

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

This Current Report on Form 8-K is being filed to advise interested parties of the number of shares of Class A common stock, par value $0.001 per share (the “Common Stock”) of Real Goods Solar, Inc. (the “Company”) that are issued and outstanding as of September 21, 2016 and at certain dates thereafter.

As previously reported, the Company, on September 14, 2016, issued 2,800 shares of its Series A 12.5% Mandatorily Convertible Preferred Stock, stated value $1,000.00 per share (the “Preferred Stock”). The Preferred Stock is currently convertible at the option of the holder into shares of Common Stock on a daily basis and the Preferred Stock is also subject to mandatory conversion into shares of Common Stock at the election of the Company by notice to holders on September 26, 2016, in accordance with the Preferred Stock Certificate of Designation as filed with the Colorado Secretary of State.

In addition, as previously reported, on April 1, 2016, the Company issued $10 million of its Senior Secured Convertible Notes due April 1, 2019 (the “Notes”). The Notes are convertible into shares of Common Stock in accordance with the terms and conditions of the Notes. The Company expects that Note holders will begin to convert all or a portion of the Notes into shares of Common Stock on or about October 1, 2016.

Therefore, in order to adequately advise the Company’s shareholders, stakeholders and other interested parties concerning the number of shares of Common Stock that are considered issued and outstanding at certain dates, the Company will publish on its website, at https://investors.rgsenergy.com/rgse-common-shares-outstanding/, any changes in excess of 2% of the number of shares of Common Stock the Company considers to be issued and outstanding as of a date certain. The Company anticipates that it will continue to publish information concerning changes to the number of shares of Common Stock considered to be issued and outstanding on its website until the Notes are fully converted or retired in accordance with their terms. Thereafter, the Company intends to remove the above mentioned link from its website and report the number of shares of Common Stock considered to be issued and outstanding as of certain dates as a part of the Company’s routine filings with the Securities and Exchange Commission.

As of September 21, 2016, there were 1,226,142 shares of Common Stock issued and outstanding.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REAL GOODS SOLAR, INC.

By:	/s/ Michael J. McCloskey
Michael J. McCloskey
General Counsel

Date: September 23, 2016